                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 14)

                               Blair Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   092828102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  092828102                                         Page 1 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power              913,840
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power          1,013,046


                                 7) Sole Dispositive Power         748,062


                                 8) Shared Dispositive Power     1,076,692


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,940,354



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                  20.8


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 14)

                                Blair Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  092828102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  092828102                                        Page 2 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power               913,840
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power           1,013,046


                            7) Sole Dispositive Power          748,062


                            8) Shared Dispositive Power      1,076,692


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,940,354



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 20.8

   12)  Type of Reporting Person (See Instructions)                         HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 14)

                                Blair Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   092828102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.   092828102                                        Page 3 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  22-1146430

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                United States


  Number of Shares             5) Sole Voting Power               913,840
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power           1,013,046


                               7) Sole Dispositive Power          748,062


                               8) Shared Dispositive Power      1,076,692


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,940,354



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                20.8


 12) Type of Reporting Person (See Instructions)                         BK

ITEM 4 - OWNERSHIP:

The following information is as of September 30, 1998:

(a) Amount Beneficially Owned:                                 1,940,354 shares

(b) Percent of Class:                                                      20.8

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                     913,840
      (ii) shared power to vote or to direct the vote                 1,013,046
     (iii) sole power to dispose or to direct the disposition of        748,062
      (iv) shared power to dispose or to direct the disposition of    1,076,692

ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         October 9, 1998
         -----------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         -----------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President and
                               Chief Finanical Officer
         -----------------------------------------------
         Name/Title


         October 9, 1998
         -----------------------------------------------
         Date


         /s/ PAUL L. AUDET
         -----------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         -----------------------------------------------
         Name/Title


         October 9, 1998
         -----------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         -----------------------------------------------
         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President and
                          Secretary
         -----------------------------------------------
         Name/Title


                     AN AGREEMENT TO FILE A JOINT
                     STATEMENT WAS PREVIOUSLY FILED
                     AS EXHIBIT A TO AMENDMENT NO. 10.